Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

                                                    FOR IMMEDIATE RELEASE

Sept. 20, 2013

Norfolk Southern names Marta Stewart Executive Vice President and CFO;

John Rathbone to retire

NORFOLK, VA. – Marta R. Stewart has been named executive vice president and chief financial officer for Norfolk Southern Corp. with headquarters in Norfolk, effective Nov. 1. She will report to NS President James A. Squires.

Stewart succeeds John P. Rathbone, who will retire Nov.1, after a 32-year career in the finance and administrative divisions at Norfolk Southern.

“We thank John Rathbone for his leadership, counsel, and numerous contributions that have been instrumental in building today’s Norfolk Southern,” said NS CEO Wick Moorman. ”I am confident that our company’s history of financial excellence will be in good hands with Marta Stewart.”

Stewart joined Norfolk Southern in 1983 and served in several finance positions before being named vice president and controller in 2003 and then vice president and treasurer in 2009. She holds a bachelor’s degree in accounting from The College of William & Mary and is a Certified Public Accountant.

Rathbone joined Norfolk Southern predecessor, Norfolk & Western Railway Co., in 1981. He served in several auditing positions before being named vice president and controller in 1992, senior vice president and controller in 2000, executive vice president administration in 2004, and executive vice president finance and chief financial officer in 2012.  A native of Alexandria, Va., he earned a bachelor’s degree in history and English from Virginia Tech and is a Certified Public Accountant.

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Norfolk Southern Corporation is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)